Exhibit 99.1

              MIDSOUTH BANCORP, INC. ANNOUNCES 2ND QUARTER EARNINGS

    LAFAYETTE, La., July 26 /PRNewswire-FirstCall/ -- MidSouth Bancorp, Inc. (Amex: MSL) announced second quarter 2005 net income of $2,040,000 a 16.9% increase over the $1,745,000 for the second quarter of 2004 and 6.1% over the first quarter of 2005 net income of $1,923,000. Basic earnings per share were $.42 for the quarter ended June 30, 2005, compared to $.40 per share reported for the second quarter of 2004, and $.39 per share earned in the first quarter of 2005. Diluted earnings per share were $.40 for the second quarter of 2005 compared to $.38 per share for the second quarter of 2004 and $.38 for the first quarter of 2005.

    Earnings per share data have been adjusted to reflect a 10% stock dividend on common stock to holders of record on July 29, 2005 and payable on August 19, 2005.

    Year-to-date earnings as of June 30, 2005 totaled $3,964,000, a 16.4% increase over the $3,406,000 reported for the six months ended June 30, 2004. Basic earnings per share were $.81 for the first half of 2005 versus $.77 per share for the first half of 2004. Diluted earnings per share were $.78 versus $.74, respectively.

     Highlights for the Quarter Ended June 30, 2005
     * Return on average equity was 16.26% for the second quarter of 2005 compared to 19.78% for the second quarter of 2004. The return on average common equity for 2005 was affected by the issuance of stock in connection with MidSouth Bancorp, Inc.'s ("MidSouth's") acquisition of Lamar Bancshares, Inc., the parent company of Lamar Bank ("Lamar") on October 1, 2004. The leverage capital ratio was 9.15% at June 30, 2005 compared to 8.65% at June 30, 2004.
     * Net interest income totaled $6,857,000 for the second quarter of 2005, up 35.1% from the $5,074,000 reported for the second quarter of 2004. Net interest income increased primarily due to a 30% increase in the average volume of earning assets, including the assets acquired from Lamar. The impact of the earning asset volume increase was partially offset by rate and volume increases in interest-bearing liabilities.
     * Total consolidated assets increased $154.3 million or 32.3%, from $477.6 million at the end of the second quarter of 2004 to $631.9 million at the end of the second quarter of 2005.
     * Total loans grew $130.6 million or 46.7%, from $279.4 million at June 30, 2004 to $410.0 million at June 30, 2005, primarily in commercial, real estate and agricultural credits.
     * Nonperforming assets, including loans 90 days or more past due, totaled $2.2 million at June 30, 2005. As a percentage of total assets, nonperforming assets remained unchanged at .36% for both June 30, 2004 and June 30, 2005. Net charge-offs to total loans decreased from .08% to .05% for the same periods, respectively. Allowance for loan loss provisions totaling $66,000 were taken in the second quarter of 2005 compared to $190,000 in the second quarter of 2004. The low volume of charge-offs and consistent quality within the loan portfolio supported minimal provisions for the second quarter of 2005.
     * Total deposits increased $127.5 million or 29.6%, from $431.2 million at June 30, 2004 to $558.7 million at June 30, 2005. Other than growth attributed to the Lamar acquisition, deposit growth has been primarily in MidSouth's Platinum money market accounts introduced in March of 2004. Additionally, the core non-interest bearing demand accounts have continued to grow and remain approximately 23% of total deposits at June 30, 2005.

    Most of the growth reflected in balance sheet comparison of second quarter 2005 with second quarter 2004 resulted from the Lamar merger.

    Components of Second Quarter Earnings
    Net interest income for the second quarter of 2005 increased $1.8 million or 35.1% compared to the second quarter of 2004. Of the $1.8 million, approximately $1.2 million was attributed to the addition of Lamar's net interest income and the remaining $600,000 was attributed to an increase in MidSouth Bank's net interest income. Although MidSouth Bank's total interest income increased approximately $1.4 million due to increased earning asset volume in the second quarter of 2005, the increase was mostly offset by an $800,000 increase in interest expense on deposits as compared to second quarter 2004. The increase in interest expense resulted from a higher average volume of interest-bearing deposits that are indexed to the 90-day Treasury bill, which increased 177 basis points over the past 12 months. MidSouth Bank's Platinum Money Market accounts contributed most of the increase in interest-bearing deposits and represented approximately $115 million or 21% of total consolidated deposits.

    Non-interest income for the second quarter of 2005 increased $1.1 million compared to the second quarter 2004. Lamar contributed approximately $574,000 to the increase in non-interest income, primarily in service charges on deposit accounts inclusive of insufficient funds fees. Additionally, MidSouth Bank's service charges on deposit accounts increased $368,000, primarily due to a higher volume of demand deposit accounts. MidSouth Bank's other non- interest income increased $177,000 in quarterly comparison primarily due to a $93,000 distribution received from PULSE in connection with its merger with a subsidiary of Discover Financial Services, Inc.

    Non-interest expense increased $2.6 million from the second quarter of 2004 to the second quarter of 2005, primarily due to Lamar expenses totaling $1.8 million. Lamar's expenses for the second quarter of 2005 included approximately $128,000 in costs primarily related to its data processing conversion completed in May of 2005. Of the remaining $.8 million increase in non-interest expenses at MidSouth Bank, approximately $328,000 was attributed to salaries and benefits, $125,000 to occupancy expenses, $119,000 to marketing expenses, and $111,000 to accounting fees for a Sarbanes-Oxley internal controls review performed in 2005. Management expects the impact of the accounting fees on earnings to decrease during the second half of 2005 due to a deferment of the requirement to certify its internal controls, delaying much of the testing phase until 2006.

    In year-to-date comparison, total net income increased $558,000 or 16.4%. Lamar's contribution of approximately $265,000 to the increase was effected by the $128,000 in conversion costs and by approximately $155,000 in related amortization of core deposit intangibles, net of income taxes.

    MidSouth Bank contributed $493,000 in additional income for the first half of 2005 compared to 2004, as increases in net interest income of $910,000 and non-interest income of $1,534,000 offset increased non-interest expenses of $1,877,154. The increase in non-interest income included a total of $631,000 in distributions received from PULSE. The increase in non-interest expenses resulted primarily from increased salaries and benefit costs ($713,000), accounting fees ($214,000) and occupancy ($199,000), marketing ($272,000) and education and travel ($93,000) expenses.

    At the parent company level, increased interest expense of $232,000 on trust preferred securities partially offset the increase in consolidated net income for the six months ended June 30, 2005.

    During the second half of 2005, MidSouth expects to open four new offices. Expected timeframes for opening start with the Baton Rouge office in August, the River Ranch office (Lafayette) in September, and the Conroe, Texas and Houma offices in October. The Conroe, Texas and Houma offices will replace loan production offices currently in those markets. Management expects the impact of fully staffing these new offices will be reflected in third and fourth quarter expenses and any substantial contributions to income will not be reflected until 2006.

    MidSouth Bancorp, Inc. is a two-bank holding company headquartered in Lafayette, Louisiana whose wholly-owned active subsidiaries are MidSouth Bank, N.A., also headquartered in Lafayette, and Lamar Bank, headquartered in Beaumont, Texas. The MidSouth franchise consists of 24 banking offices and two loan production offices throughout south Louisiana and southwest Texas.

    MidSouth's common stock is traded on the American Stock Exchange under the symbol MSL.

    The Private Securities Litigation Act of 1995 provides a safe harbor for disclosure of information about a company's anticipated future financial performance. This act protects a company from unwarranted litigation if actual results differ from management expectations. This press release reflects management's current views and estimates of future economic circumstances, industry conditions, MidSouth's performance and financial results. A number of factors and uncertainties could cause actual results to differ from anticipated results and expectations.

MIDSOUTH BANCORP, INC. AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS (UNAUDITED)
(in thousands except per share data)


                                            For The Qtr                       For The
                                           Ended Jun. 30,                     Qtr Ended
                                      -----------------------       %         Mar. 31,        %
                                         2005         2004         Chg          2005         Chg
                                      ----------   ----------   ----------   ----------   ----------
EARNINGS DATA
Total interest income                 $    9,333   $    6,350         47.0%  $    8,637          8.1%
Total interest expense                     2,476        1,276         94.0%       2,212         11.9%
Net interest income                        6,857        5,074         35.1%       6,425          6.7%
Provision for loan losses                     66          190        -65.3%         314        -79.0%
Non-interest income                        3,170        2,053         54.4%       3,422         -7.4%
Non-interest expense                       7,187        4,569         57.3%       6,953          3.4%
Provision for income tax                     734          623         17.8%         657         11.7%
Net income                            $    2,040   $    1,745         16.9%  $    1,923          6.1%

PER COMMON SHARE DATA (A)
Basic earnings per share              $     0.42   $     0.40          5.0%  $     0.39          7.4%
Diluted earnings per share            $     0.40   $     0.38          5.8%  $     0.38          4.8%

Book value at end of period           $    10.49   $     7.69         36.3%  $    10.03          4.6%
Market price at end
 of period                            $    22.27   $    31.82        -30.0%  $    24.45         -8.9%
Weighted avg shares
 outstanding
   Basic                               4,897,241    4,387,392         11.6%   4,885,093          0.2%
   Diluted                             5,068,921    4,584,730         10.6%   5,083,027         -0.3%

AVERAGE BALANCE SHEET DATA
Total assets                          $  623,095   $  467,383         33.3%  $  615,609          1.2%
Earning assets                           566,505      435,937         30.0%     557,170          1.7%
Loans and leases                         401,581      272,266         47.5%     390,098          2.9%
Interest-bearing deposits                415,034      322,008         28.9%     410,083          1.2%
Total deposits                           547,347      418,735         30.7%     536,747          2.0%
Total stockholders' equity                50,314       35,485         41.8%      49,380          1.9%


                                       6/30/2005    6/30/2004                 3/31/2005
                                      ----------   ----------                ----------
SELECTED RATIOS
Return on average assets                    1.31%        1.50%       -12.5%        1.27%         3.7%
Return on average
 total equity                              16.26%       19.78%       -17.8%       15.79%         3.0%
Return on average
 realized equity (B)                       16.13%       20.90%       -22.8%       15.87%         1.6%
Average equity to
 average assets                             8.07%        7.59%         6.4%        8.02%         0.7%
Leverage capital ratio                      9.15%        8.65%         5.8%        8.96%         2.1%
CREDIT QUALITY
Allowance for loan losses
 as a % of total loans                      0.99%        1.06%        -7.0%         1.04%       -4.8%
Nonperforming assets
 to total assets                            0.36%        0.36%         0.0%        0.22%        63.6%
Net YTD charge-offs
 to total loans                             0.05%        0.08%       -37.5%        0.03%        56.3%

(A) Earnings per common share data has been adjusted for a 10% stock dividend payable on August 19, 2005 to shareholders of record on July 29, 2005.
(B)  Excluding net unrealized gain (loss) on securities available for sale.

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Condensed Consolidated Financial Information (unaudited)
(in thousands except per share data)

                                           Period Ended                           Period Ended
                                             Jun. 30,                        -----------------------
                                      -----------------------       %         Mar. 31,     Dec. 31,
                                         2005         2004         Chg          2005         2004
                                      ----------   ----------   ----------   ----------   ----------
BALANCE SHEET
Assets
Cash and cash equivalents             $   25,534   $   25,697         -0.6%  $   37,988   $   17,397
Securities
 available-for-sale                      133,336      131,434          1.4%     132,693      143,261
Securities
 held-to-maturity                         21,180       23,133         -8.4%      21,930       22,852
    Total investment
     securities                          154,516      154,567          0.0%     154,623      166,113
Total loans                              410,030      279,434         46.7%     390,981      386,471
Allowance for loan losses                 (4,039)      (2,974)        35.8%      (4,053)      (3,850)
    Loans, net                           405,991      276,460         46.9%     386,928      382,621
Premises and equipment                    21,036       12,039         74.7%      20,273       19,338
Goodwill and other
 intangibles                              10,471          957        994.1%      10,604       10,644
Other assets                              14,345        7,885         81.9%      12,871       13,975

    Total assets                      $  631,893   $  477,605         32.3%  $  623,287   $  610,088

Liabilities and
 Stockholders' Equity
Non-interest bearing
 deposits                             $  130,525   $  100,689         29.6%  $  132,131   $  124,659
Interest bearing deposits                428,197      330,491         29.6%     415,084      405,724
    Total deposits                       558,722      431,180         29.6%     547,215      530,383
Securities sold under
  agreements to repurchase
  and FHLB borrowings                      2,354        4,159        -43.4%       8,874       12,412
Junior subordinated
 debentures                               15,465        7,217        114.3%      15,465       15,465
Other liabilities                          3,829        1,205        114.3%       2,638        3,255
    Total liabilities                    580,370      443,761        217.8%     574,192      561,515
Total shareholders' equity                51,523       33,844         30.8%      49,095       48,573
    Total liabilities and
     shareholders' equity             $  631,893   $  477,605         32.3%  $  623,287   $  610,088

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Condensed Consolidated Financial Information (unaudited)
(in thousands except per share data)

                                        Three Months Ended                       Six Months Ended
                                             June 30,                               June 30,
                                      -----------------------       %        -----------------------       %
                                         2005         2004         Chg          2005         2004        Change
                                      ----------   ----------   ----------   ----------   ----------   ----------
INCOME STATEMENT
Interest income                       $    9,333   $    6,350         47.0%  $   17,970   $   12,480         44.0%
Interest expense                           2,476        1,276         94.0%       4,688        2,372         97.6%
    Net interest income                    6,857        5,074         35.1%      13,282       10,108         31.4%
Provision for loan losses                     66          190        -65.3%         380          420         -9.5%
Service charges on
 deposit accounts                          2,198        1,523         44.3%       4,326        2,926         47.8%
Gains on securities, net                                    2       -100.0%           2       -100.0%
Other charges and fees                       972          528         84.1%       2,267          987        129.7%
    Total non-interest
     income                                3,170        2,053         54.4%       6,593        3,915         68.4%
Salaries and employee
 benefits                                  3,305        2,259         46.3%       6,508        4,410         47.6%
Occupancy expense                          1,329          991         34.1%       2,584        1,972         31.0%
Goodwill and intangible
 amortization                                134           16        737.5%         267           33        709.1%
Other non-interest
 expense                                   2,419        1,303         85.6%       4,781        2,552         87.3%
    Total non-interest
     expense                               7,187        4,569         57.3%      14,140        8,967         57.7%
Income before income
 taxes                                     2,774        2,368         17.1%       5,355        4,636         15.5%
Provision for
 income taxes                                734          623         17.8%       1,391        1,230         13.1%
Net income                            $    2,040   $    1,745         16.9%  $    3,964   $    3,406         16.4%

Earnings per share,
 diluted                              $     0.40   $     0.38          5.3%  $     0.78   $     0.74          5.7%

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Condensed Consolidated Financial Information (unaudited)
(in thousands except per share data)

                                        Second       First        Fourth       Third        Second
                                        Quarter      Quarter      Quarter      Quarter      Quarter
                                         2005         2005         2004         2004         2004
                                      ----------   ----------   ----------   ----------   ----------
INCOME STATEMENT
Quarterly Trends
Interest income                       $    9,333   $    8,637   $    8,451   $    6,815   $    6,350
Interest expense                           2,476        2,212        1,890        1,431        1,276
    Net interest income                    6,857        6,425        6,561        5,384        5,074
Provision for loan losses                     66          314          321          250          190
Net interest income after
 provision for loan losses                 6,791        6,111        6,240        5,134        4,884
Total non-interest income                  3,170        3,422        2,929        2,376        2,053
Total non-interest expense                 7,187        6,953        6,959        4,934        4,569
Income before income taxes                 2,774        2,580        2,210        2,576        2,368
Income taxes                                 734          657          591          622          623
Net income                            $    2,040   $    1,923   $    1,619   $    1,954   $    1,745

Earnings per share, basic             $     0.42   $     0.39   $     0.33   $     0.45   $     0.40
Earnings per share, diluted           $     0.40   $     0.38   $     0.32   $     0.43   $     0.38
Book value per share                  $    10.49   $    10.03   $     9.91   $     8.33   $     7.69
Return on Average Equity                   16.26%       15.79%       13.48%       22.46%       19.78%

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Condensed Consolidated Financial Information (unaudited)
(in thousands except per share data)

                                            Period Ended                          Period Ended
                                              Jun. 30,                       -----------------------
                                      -----------------------       %         Mar. 31,     Dec. 31,
                                         2005         2004         Chg          2005         2004
                                      ----------   ----------   ----------   ----------   ----------
Asset Quality Data
Nonaccrual loans                      $    1,892   $    1,003         88.6%  $      596   $      472
Loans past due 90 days
  and over                                   128          662        -80.7%         276          488
Total nonperforming loans                  2,020        1,665         21.3%         872          960
Other real estate owned                       98           77         27.3%         246          445
Other foreclosed assets                      156                                    235          283
Total nonperforming assets            $    2,274   $    1,742         30.5%  $    1,353   $    1,688

Nonperforming assets to
 total assets                               0.36%        0.36%         0.0%        0.22%        0.28%
Nonperforming assets to
 total loans + OREO + other
 foreclosed assets                          0.55%        0.62%       -10.6%        0.35%        0.44%
ALL to nonperforming assets               177.62%      170.72%         4.0%      299.56%      228.08%
ALL to nonperforming loans                199.95%      178.62%        11.9%      464.79%      401.04%
ALL to total loans                          0.99%        1.06%        -7.4%        1.04%        1.00%

Year-to-date charge-offs              $      310   $      336         -7.7%  $      144   $    1,067
Year-to-date recoveries                      119          100         19.0%          32          182
Year-to-date net charge-offs          $      191   $      236        -19.1%  $      112   $      885
Net YTD charge-offs to
 total loans                                0.05%        0.08%       -41.8%        0.03%        0.23%

CONTACT: Sally Gary, Investor Relations, +1-337-267-4202, or sallyg@midsouthbank.com, or Teri Stelly, Controller, +1-337-267-4208, or C. R. Rusty Cloutier, President, +1-337-267-4201, all of MidSouth Bancorp, Inc./